UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2009

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Bethesda Metro Center, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 215-8300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.  Entry into a Material Definitive Agreement

On August 25, 2009, CoStar UK Limited (“CoStar UK”), a wholly owned U.K. subsidiary of CoStar Group, Inc., and Wells Fargo & Company entered into an Agreement for Lease (“Agreement for Lease”).  Pursuant to the Agreement for Lease, CoStar UK has agreed to enter into an Underlease (the “Lease”) for approximately 10,500 square feet of office space located at Fifth Floor Offices, 40 Portman Square, London W1, effective after certain conditions have been satisfied under the Agreement for Lease, including obtaining the consent of the superior landlord to the grant of the Lease.  The Lease has a maximum term ending October  20, 2018, with early termination at CoStar UK’s option on October 18, 2013 with advance notice.  The initial base rent is approximately £630,000 per year (excluding VAT, parking, insurance, service charges and property rates), subject to a rent review on October 18, 2013, at which time the rent will be the higher of the then current, open market rental rate and the rent payable immediately prior to the rent review.  Rent is payable beginning eight months from August 25, 2009.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: August 31, 2009	/s/ Brian Radecki

Name: Brian Radecki
Title: Chief Financial Officer